Exhibit 99.1

Lumenis Responding to SEC Request for Information
Yokneam , ISRAEL , 2/25/02 ---

Lumenis Ltd. (NASDAQ: LUME) announced today that it had received a request from the U.S. Securities and Exchange Commission to voluntarily provide certain documents and information for the period commencing January 1, 1998. The request primarily relates to the Company's relationships with its distributors, and also asks for amplification of the Company's explanation of certain previously disclosed charges and write-downs. The Company intends to furnish all documents and information requested by the Commission.

As previously announced, the Company will release its 2001 results on February 28, 2002, and, following their release, will hold an investor conference call to discuss. The call will be held at 10:00 AM New York Time and will be available via telephone or audio webcast. To participate please dial 1-888-515-2781 ten minutes before the start of the call and enter the pass code 512926. A replay of the call will be available beginning 1:00 P.M. ET, 2/28/02 through 3/6/02.To listen to the replay, please dial 1-888-203-1112 and use the confirmation code 512926.

A live webcast of the call will be available to the public on the Internet at the company's web site www.lumenis.com.

About Lumenis

Lumenis Ltd., formerly ESC Medical Systems Ltd., develops, manufactures and markets state-of-the-art proprietary laser and intense pulsed light devices. Its systems are used in a variety of aesthetic, surgical, ophthalmic and dental applications, including hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, ENT, gynecology, urinary lithotripsy, benign prostatic hyperplasia, urological conditions, open angle glaucoma, secondary cataracts, age-related macular degeneration, and refractive eye correction as well as neurosurgery. For more information about the Company, and its products log on to www.lumenis.com.

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company's products, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company's international operations and the Company's ability to integrate its operations with those of acquired businesses; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K (filed under its former name, ESC Medical Systems Ltd.) for the year ended December 31, 2000 and subsequent quarterly reports on Form 10-Q.